Exhibit 99

Editorial Contact:	Libby Archell
Alcoa Inc.
212-836-2719

Investor Relations:	Kelly Pasterick
Alcoa Inc.
212-836-2674

Sir Martin Sorrell Appointed to Alcoa’s Board of Directors

New York, January 18, 2012 – Alcoa (NYSE:AA) announced today that its Board of Directors has appointed Sir Martin Sorrell, 66, a director of the company. Sorrell is founder and Chief Executive of WPP, the world’s largest advertising and marketing services group with 2,400 offices in 107 countries.

Sorrell founded WPP in 1985 and, through acquisitions and strategic investments, the Group’s worldwide companies have grown to include some of the most well-known agencies in the communications services business including: JWT, Ogilvy, Young & Rubicam and Grey, GroupM, Burson-Marsteller, Hill & Knowlton, and Wunderman, amongst others. WPP clients include more than half of the Fortune Global 500 companies, a majority of the NASDAQ 100 and 33 of the Fortune e-50 firms. In 2010, WPP had revenues of $14.4 billion and billings of $66 billion.

“Sir Martin has an enormous reputation all around the world as a remarkable leader and extraordinary individual,” said Alcoa Chairman and CEO Klaus Kleinfeld. “Alcoa is fortunate to have the benefit of his sound judgment and outstanding global perspective.”

Born in London, Sorrell was educated at Christ’s College, Cambridge, UK, and obtained an MBA from Harvard University, where he was awarded the Harvard Business School’s highest honor, the Alumni Achievement Award in 2007. He was knighted by HM The Queen in 2000.

Sorrell is actively involved in a number of organizations and charities. He is Chairman of the World Economic Forum International Business Council and a member of the U.S. Business Council. In addition, Sorrell serves on the board of directors of the Bloomberg Family Foundation and is a member of the Advisory Board of global investment firm Stanhope Capital. He is a non-executive director of Sorrell Capital in London and Alpha Topco, the holding company for the Formula One Group.

About Alcoa

Alcoa is the world’s leading producer of primary and fabricated aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics and industrial markets over the past 120 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for 10 consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 61,000 people in 31 countries across the world. More information can be found at www.alcoa.com.

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